Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Actuate Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt Securities		457(o)		$		$0.0001531	$
Fees to be Paid	Equity	Preferred Stock, par value $0.000001 per share		457(o)				0.0001531
Fees to be Paid	Equity	Common Stock, par value $0.000001 per share		457(o)				0.0001531
Fees to be Paid	Other	Warrants		457(o)				0.0001531
Fees to be Paid	Other	Units		457(o)				0.0001531
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$	$250,000,000.00	0.0001531		$38,275.00

Total Offering Amounts:							$250,000,000.00			38,275.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$38,275.00

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Offering Note(s)

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $250,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.
The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.